Exhibit 10.1

AFFINITY GAMING
3755 Breakthrough Way, Suite 300
Las Vegas, Nevada 89135

March 20, 2013

Marc H. Rubinstein
857 Vegas View Dr.
Henderson, NV 89052

Dear Marc:

This letter, when counter-signed by you, shall serve as an amendment (the “Amendment”) to the Letter Agreement and Executive Severance Agreement and Duty of Loyalty Agreement (together, the “Agreements”), each dated as of February 4, 2011, by and between you and Herbst Gaming, LLC, now known as Affinity Gaming (the “Company”) and governing the terms and conditions of your employment and separation from employment with the Company. All capitalized terms set forth in this Amendment, unless otherwise hereinafter defined, shall have the same meaning as in the respective Agreement modified by this Amendment.

1.	All references in the Agreements to Herbst Gaming, LLC or HGLLC shall be replaced by Affinity Gaming, formerly known as Affinity Gaming, LLC and, before that, Herbst Gaming, LLC.

2.	Paragraph 2(a) of the Letter Agreement is amended and restated to read in its entirety as follows:

Your employment will commence on February 16, 2011 (the “Effective Date”) and will terminate on the third (3rd) anniversary of the Effective Date. No later than sixty (60) days prior to the expiration of the Term, you and the Company will commence discussions regarding any future role you may play with the Company.

3.
Paragraph 3(a) of the Letter Agreement is amended solely to reflect that your base salary will be paid at the rate of three hundred sixty-two thousand four hundred ninety-eight and 30/100 dollars ($362,498.30) per year. Paragraph 3(a) of the Letter Agreement otherwise remains unchanged.

4.
Paragraph 3(b) of the Letter Agreement is amended to provide that (i) the guaranteed portion of your annual bonus shall be twenty percent (20%) of your base salary, and (ii) unless otherwise provided in the Executive Severance Agreement, discretionary bonuses are not earned or paid on a pro-rated basis, and are subject to your continued employment on the last day of the fiscal period for which the bonus was earned. Paragraph 3(b) of the Letter Agreement otherwise remains unchanged.

5.
Paragraph 4(a) of the Letter Agreement is amended to provide that you will receive paid time off to the same extent as other senior executives of the Company and in accordance with the Company's policies regarding paid time off.

6.
Paragraph 3(a) of the Executive Severance Agreement is amended to provide that the Term of your employment shall commence on the Effective Date and shall continue until the third (3rd) anniversary thereof. Paragraph 3(a) of the Executive Severance Agreement otherwise remains unchanged.

7.	Paragraph 4 of the Executive Severance Agreement is amended and restated to read in its entirety as follows:

(a)
Severance Payments. In the event the Executive's employment is terminated prior to the expiration of the Term by the Company without Cause or by the Executive for Good Reason, which shall not include any termination by the Company due to the Executive's death or incapacity that prevents the Executive from performing the essential functions of his position, the Executive shall be entitled to the Termination Payments and the following “Severance Package”, in lieu of any other compensation and benefits whatsoever:

(i)	continued payment of the Executive's Salary for the greater of six (6) months or the remainder of the Term;

(ii)
continued participation in the Company's group medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) or if the Executive's COBRA rights have expired, pursuant to an individual policy at no cost to the Executive until the earlier of (A) the last day of the month in which the last payment is made to the Executive pursuant to Section 4(a)(i) above and (B) the date on which the Executive first becomes eligible for coverage provided by any other entity following termination;

(iii)
payment of the guaranteed bonus of twenty percent (20%) of the Executive's Salary payable pursuant to Section 3(b) of the Letter Agreement, but only for the year of the Term in which the termination of employment occurs (or, if the termination occurs during the first two months of any calendar year, then only for the preceding year of the Term if not already paid), payable at the same time as such bonuses are paid to other executives of the Company and pro-rated for any partial Term should the period set forth in Section 4(a)(i) expire before the end of the Term; and

(iv)
(A) in the event the termination of employment is by the Company without Cause or by the Executive for Good Reason, acceleration of vesting of that unvested portion of any awards provided to the Executive pursuant to the Affinity Gaming 2011 Long Term Incentive Plan (the “Plan”) that is next scheduled to vest, provided such vesting would have otherwise occurred prior to the expiration of the Term, with the result that such portions of such awards are immediately and fully exercisable, or (B) in the event the termination of employment is by the Executive for Good Reason within six (6) months after a “change of control,” as that term is defined in the Plan, acceleration of vesting of all unvested portions of any awards provided to the Executive pursuant to the Plan, with the result that all the awards provided are immediately and fully exercisable.

(b)
Expiration of the Term. If the Executive's employment is not terminated prior to the last date of the Term, but the Company provides timely notice to the Executive of the Company's election not continue the Executive's employment after the Term expires, the Executive shall, in addition to receiving his salary and benefits through the last date of the Term, receive payment of the guaranteed bonus of twenty percent (20%) of the Executive's Salary then payable for the prior calendar year pursuant to Section 3(b) of the Letter Agreement, which guaranteed bonus shall be paid at the same time as annual bonuses are paid to other executives of the Company.

8.
Upon expiration of the Term, it is expressly understood and agreed that should an employment relationship continue between Company and Employee, no terms or conditions set forth herein or in the Agreements continue to govern or apply to the continuing employment relationship excepting the provisions of Paragraph “3” entitled “Confidential Information and Other Company Property” of the Duty of Loyalty Agreement. Absent the parties entering a written agreement to the contrary, any continuing employment relationship subsequent to the expiration of the Term of this Agreement is an at-will employment relationship, terminable by either party with or without cause or notice.

9.
With the exception of: (a) the amendments specifically set forth in paragraphs 1 through 8 of this Amendment; and (b) that all references in the Agreements to the “Term” shall be deemed to refer to the amended definition of “Term” set forth herein, all other terms and conditions of the Agreements shall remain unchanged.

Sincerely,

David D. Ross
Chief Executive Officer

ACCEPTED and AGREED TO this _____ day of March, 2013:

_____________________________
Marc H. Rubinstein